CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT





Health Care Centers of America, Inc.


         I hereby consent to the use of my report dated March 31, 1997, in the registration statement of Health Care Centers of America, Inc., filed in Form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934.

         I also consent to my report referred to above being considered as comprehending my opinion that the supplemental schedules of Health Care Centers of America, Inc. and its subsidiary as of December 31, 1994, 1995 and 1996, and for each of the years then ended, included in such registration statement, when considered in relation to the basic consoli dated financial statements, present fairly in all material respects the information shown therein.



                               /s/ W. Dale McGhie
                               -------------------
                               W. Dale McGhie, CPA



Reno, Nevada
August 22, 1997